                          WESTSTAR ENVIRONMENTAL, INC.

                                 1,000,000 UNITS
                             EACH UNIT CONSISTING OF
                   ONE SHARE OF COMMON STOCK, $.001 PAR VALUE
                    AND ONE REDEEMABLE STOCK PURCHASE WARRANT


                                                               September 9, 1998

Westport Resources Investment Services, Inc.
315 Post Road West
Westport, Connecticut    06880

                           Re: Our Prospective Public Offering of 1,000,000 Units Pursuant to Registration Statement on Form SB-2 Securities and Exchange Commission File No. 333-50255

Dear Sirs:

         This letter will serve to confirm our agreement to supplementally amend the proposed Underwriting Agreement between you and us (the "Company") which provides for the terms and conditions under which you will act as underwriter of the captioned proposed public offering. The proposed Underwriting Agreement is supplementally amended so as to add a provision, by way of a covenant of the Company, which provides as follows:

                  "You shall, for a period of five years from the Initial Closing Date, be entitled to nominate one person for election to the board of directors of the Company, as nominee of the Company's management. The choice of such person shall be subject to the approval of the Company, which approval shall not unreasonably be withheld. The said nominee, upon election as a director, shall be entitled to reimbursement by the Company for all reasonable expenses incurred in the performance of the duties of a director including without limitation all costs of transportation, lodging and communication. Such director shall not be entitled to compensation for service as a director of the Company, which shall not preclude compensation for services to the Company other than those of a director which may be rendered by such person to the Company."

         Except as hereinabove provided, the proposed Underwriting Agreement shall remain unchanged. If the following provisions correctly confirm our agreement, kindly so indicate in the space provided for such purpose.

                                                Sincerely,

                                                WESTSTAR ENVIRONMENTAL, INC.
ACCEPTED AND AGREED:
WESTPORT RESOURCES INVESTMENT
  SERVICES,, INC.
                                                By  /s/  Michael E. Ricks
                                                    ----------------------------
                                                    MICHAEL E. RICKS, President
By  /s/  John D. Lane
  ----------------------------
  JOHN D. LANE, Vice President

MER/jlm/klr